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                                                                       Exhibit 5



[On Terra Industries Inc. Letterhead]



July 22, 1997

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000

Re:  Registration Statement on Form S-3
     Relating to 959,479 Shares of Common Stock, No Par Value
     --------------------------------------------------------

Ladies and Gentlemen:

In my capacity as General Counsel of Terra Industries Inc., a Maryland corporation (the "Company"), I have represented the Company in connection with the above referenced registration statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act 959,479 shares of common stock of the Company, no par value, which selling shareholders may offer from time to time. In this connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I have deemed it necessary to examine for the purpose of this opinion.

Based on such examination, it is my opinion that the 959,479 shares of common stock have been duly and validly authorized and constitute legally issued, fully paid and non-assessable shares of the Company.
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Terra Industries Inc.
July 22, 1997
Page 2



I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GEORGE H. VALENTINE

George H. Valentine
Senior Vice President, General Counsel
and Corporate Secretary